     As filed with the Securities and Exchange Commission on June 6, 1997
                                              Registration No. 333-_______
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               -----------------

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          VOICE CONTROL SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                                          75-1707970
(State of incorporation)                              (I.R.S. employer
                                                    identification number)


                               14140 Midway Road
                                   Suite 100
                              Dallas, Texas  75244
                                  972-726-1200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ---------------------------

                                Peter J. Foster
                     President and Chief Executive Officer
                          Voice Control Systems, Inc.
                          14140 Midway Road, Suite 100
                              Dallas, Texas  75244
                                  972-726-1200
    (Name, address including zip code, and telephone number, including area code, of agent for service)

                          ---------------------------

                                    Copy to:

                                Bruce H. Hallett
                            Crouch & Hallett, L.L.P.
                         717 N. Harwood St., Suite 1400
                             Dallas, Texas   75201
                                  214-953-0053

                          ---------------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable upon the effective date of this Registration Statement.

       If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



===========================================================================================================
                                                      Proposed            Proposed
       Title of Each                                  Maximum              Maximum
    Class of Securities         Amount Being       Offering Price         Aggregate            Amount of
      Being Registered           Registered        Per Share (1)       Offering Price      Registration Fee
-----------------------------------------------------------------------------------------------------------
  Common Stock, $0.01 par        2,565,018           $4.625               $4.625                $3,594.91
  value                            shares
===========================================================================================================

       (1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant's common stock as reported on the NASDAQ National Market on June 3, 1997.

                           ---------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                          VOICE CONTROL SYSTEMS, INC.

       Cross-Reference Sheet pursuant to Item 501(b) of Regulation S-K showing locations in the Prospectus of information required by Part I of Form S-3.


         REGISTRATION STATEMENT ITEMS AND HEADINGS           LOCATION IN PROSPECTUS
         -----------------------------------------           ----------------------
    1.   Forepart of Registration Statement and Outside      Facing Page; Cross-Reference Sheet; Outside
         Front Cover Pages of Prospectus                     Front Cover Page of Prospectus

    2.   Inside Front and Outside Back Cover Pages of        Inside Front and Outside Back Cover Page of
         Prospectus                                          Prospectus

    3.   Summary Information, Risk Factors and Ratio of      Risk Factors
         Earnings to Fixed Charges

    4.   Use of Proceeds                                     Not Applicable

    5.   Determination of Offering Price                     Not Applicable

    6.   Dilution                                            Not Applicable

    7.   Selling Security Holders                            Selling Stockholders

    8.   Plan of Distribution                                Outside Front Cover Page of Prospectus

    9.   Description of Securities to be Registered          Not Applicable

    10.  Interests of Named Experts and Counsel              Legal Opinion; Experts

    11.  Material Changes                                    Not Applicable

    12.  Incorporation of Certain Information by Reference   Inside Front Cover Page of Prospectus

    13.  Disclosure of Commission Position on                Not Applicable
         Indemnification for Securities Act Liabilities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JUNE 6, 1997

                                2,565,018 Shares

                          VOICE CONTROL SYSTEMS, INC.

                                  COMMON STOCK

                                   ---------

        The 2,565,018 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), of Voice Control Systems, Inc., a Delaware corporation (the "Company"), offered hereby are being sold by the Selling Stockholders. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

        The Shares may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions) or otherwise on the NASDAQ National Market at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both
(which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Act. The offering contemplated hereby will terminate as to the Shares upon the sale of all of the Shares. See "Selling Stockholders."

        The costs, expenses and fees incurred in connection with the registration of the Shares, which are estimated to be $11,595 (excluding selling commissions and brokerage fees incurred by the Selling Stockholders), will be paid by the Company.

        SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL PURCHASERS OF THE COMMON STOCK.

        The last reported sale price of the Common Stock on the NASDAQ National Market on June 3, 1997 was $4.625 per share.

                                 --------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
          THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE COMMISSION OR
              ANY STATE SECURITIES COMMISSION PASSED
                UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.

                                ---------------

                 The date of this Prospectus is June ____, 1997

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can be inspected at the offices of the NASDAQ Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

       Reports, proxy statements and other information concerning the Company can also be obtained electronically through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http://www.sec.gov) that contains such information regarding the Company.

       The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission under the Act with respect to the Shares. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits, and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C., and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document. Each such statement is qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

       The following documents filed by the Company with the Securities and Exchange Commission are incorporated in this Prospectus by reference:

       1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, dated March 28, 1997 as filed by the Company pursuant to
Section 13 or 15(d) of the 1934 Act;

       2. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarter ending March 31, 1997.

       3. The description of the Company's Common Stock which is contained in the Company's latest registration statement filed under the 1934 Act, including any amendments or reports filed for the purpose of updating such description.

       All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the shares of Common Stock hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

       The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Voice Control Systems, Inc., 14140 Midway Road, Suite 100, Dallas, Texas 75244, Attention: Investor Relations (telephone (972) 726-1200).

                                  RISK FACTORS

       Prospective investors should carefully evaluate all of the information contained and incorporated by reference in this Prospectus, and in addition, should carefully consider the following factors before making an investment in the Shares.

HISTORY OF LOSSES

       On November 4, 1996, Voice Processing Corporation, a Delaware corporation ("VPC") was merged with and into the Company (the "VPC Merger"). Although the Company was profitable in the first quarter of 1997, the Company has recorded cumulative losses of approximately $19.1 million through March 31, 1997. These losses reflect the results of operations of VCS Industries, Inc. ("Industries") prior to its merger (the "Scott Merger") with and into Scott Instruments Corporation ("Scott"); whereupon Scott changed its name to the current company name of "Voice Control Systems, Inc."); losses incurred by the Company after the Scott Merger; and losses incurred by VPC prior to the merger. In addition, Industries' predecessors incurred losses. The Company realized a net loss of approximately $2,795,000 for the year ending December 31, 1996 including $1,377,000 associated with the VPC Merger and net income for the three months ending March 31, 1997 of approximately $496,000; however, there can be no assurance that the Company will continue to generate profits.

RELIANCE ON MAJOR CUSTOMER

       The Company is dependent to a significant extent on sales through OEMs. Dialogic Corporation ("Dialogic"), a leading supplier of components for building, assembling and programming voice processing systems, accounted for 25% and 40% of the Company's revenue in 1996 and 1995, respectively.

DIALOGIC RELATIONSHIP -- SHIFT TO OPEN ARCHITECTURE; SIGNIFICANT STOCKHOLDER

       Prior to 1995, the Company technology was the only speech recognition technology sold by Dialogic. In 1995, Dialogic began commercial distribution of a new open architecture platform, Antares, for use in its SCSA product line. The Company's Antares Software is currently in production for six computer operating systems and in beta test for certain other computer operating systems. The Company is developing support for additional operating systems. The Antares platform supports several capabilities including speech recognition, thereby making the speech recognition technology of the Company's competitors available as an alternative to the Company's technology in systems using the SCSA architecture. In addition, under the new architecture, the Company's sales to Dialogic are expected to shift over time from predominantly hardware to predominantly software. Moreover, customers may delay purchasing the Company products from Dialogic until they are able to purchase a Dialogic SCSA product incorporating the Company technology that meets their needs.
These factors may negatively impact the Company's sales and profitability through the Dialogic distribution channel.

       In addition, through a wholly owned subsidiary, Dialogic beneficially owns approximately 13% of the Company Common Stock, as of March 31, 1997. As a result of these relationships, Dialogic has the ability to influence the business and affairs of the Company and to otherwise affect the outcome of certain actions that require stockholder approval, including the adoption of amendments to the Company's Certificate of Incorporation, mergers, sales of assets and other business acquisitions or dispositions.

DEVELOPMENT OF MARKETS REQUIRED FOR SUCCESSFUL PERFORMANCE BY THE COMPANY

       The market for speech recognition is relatively new. The financial performance of the Company will depend, in part, on the future development, growth and ultimate size of this market. The Company's speech recognition products compete with more conventional means of information processing (e.g., data entry or access by keyboard or touch-tone phone). There can be no assurance that the market for the Company's current or future products will develop, that its technology will find general acceptance in the marketplace, or that sales of its products will be profitable to the Company.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

       The Company's sales and profitability may vary significantly from quarter to quarter due to a variety of factors, including the Company's dependence upon a small number of customers, timing of customer orders, and changes in the Company's product and customer mix. The Company typically operates with relatively little backlog and substantially all of its revenues in each quarter results from orders and royalty payments received in that quarter.

DEPENDENCE ON SALES BY THIRD PARTIES

       The Company's revenues are dependent upon the ability of systems integrators and OEMs to develop and sell systems that incorporate the Company's technology, because the Company generally does not sell its technology directly to end users. Factors that adversely affect the revenues of the Company's OEM and systems integrator customers, such as economic conditions, patent positions, their technology and other marketing restrictions, may have a substantial impact upon the Company's financial results. No assurances can be given that the Company's OEM and systems integrator customers will continue to use the Company as a supplier of speech recognition technology or that customers of the Company will not experience financial or other difficulties that will adversely affect their revenues and, in turn, the results of operations and financial condition of the Company.

TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT THE COMPANY

       The speech recognition field and the voice and communications industry in which the Company operates are characterized by rapid technological change. The development of new technology by the Company's competitors may render the Company's technology obsolete. Competition in the field of speech recognition is based largely on technological superiority. Accordingly, the success of the Company will depend upon its ability to continually enhance its current products, to develop and introduce new products which keep pace with technological developments and to address the changing needs of the marketplace. Although the Company expects to devote significant resources to research and development activities, there can be no assurance that these activities will result in the successful development of new technologies and products or the enhancement of existing technology and products. In addition, there can be no assurance that the introduction of products, services or technological developments by others will not have a material adverse effect on the Company's operations.

COMPETITION

       Competition in all areas of the Company's business is substantial and is expected to increase. The Company competes with a variety of businesses including: computer and semiconductor manufacturers, such as Apple Computer, IBM and Toshiba; telecommunications and cellular equipment suppliers, such as AT&T, Motorola and Nortel; affiliates of foreign telephone companies, such as British Telecom, CNET, CSELT, Telefonica de Espana SA and Vocalis; system suppliers, such as BBN Hark,

Dragon Systems, Microsoft, Texas Instruments and Verbex, Inc.; and speech recognition suppliers, such as Nuance Communications, Lernout & Hauspie Speech Products, ALTech, Pure Speech, Inc., and Speech Systems, Inc. Many of the Company's competitors are substantially larger than the Company, are well established, and have greater financial, technical, marketing, service and operating resources than the Company. The Company's competitors can be expected to continue to make substantial commitments to research and product development.

RELIANCE ON KEY PERSONNEL; ATTRACTION AND RETENTION OF PERSONNEL

       The Company's success depends upon the continued contributions of its officers and key personnel, many of whom would be difficult to replace. The Company has employment agreements with Peter J. Foster, CEO and President, and Thomas B. Schalk, Chief Technical Officer. These agreements contain customary non-disclosure and non-competition covenants, but there can be no assurance that these are enforceable under Texas law, where the Company corporate offices are located. The Company's continued growth depends on its ability to attract and retain skilled employees, particularly in research and development, engineering and sales. The market for technical and scientific personnel is highly competitive, and there can be no assurance that the Company will be successful in attracting or retaining sufficient numbers of qualified personnel.

DEPENDENCE ON OTHER COMPANIES FOR ASSEMBLY AND COMPONENT PARTS

       The Company does not manufacture component parts for its products nor does it have any plan to do so. The Company's products are assembled by independent contractors. Other than one component which the Company obtains from NEC Electronics, Inc., it is not dependent upon a single supplier for any equipment or component parts. The Company generally does not have long-term contracts with suppliers for the purchase and delivery of component parts or contractors for the assembly of its products. Any interruption of supply in the assembly services utilized by the Company or in the supply of key components, for any reason, could result in significant delivery delays, thereby adversely affecting the Company's revenues, profitability and customer relations.

PROTECTION OF PROPRIETARY RIGHTS REQUIRED FOR SUCCESSFUL OPERATION OF THE
COMPANY

       The Company relies on proprietary technology that it closely guards as trade secrets. The Company has required nondisclosure and confidentiality agreements to be executed by its employees, licensees and all parties for whom it presently provides or contemplates providing engineering or research and development services, and the Company expects to continue this requirement. However, there can be no assurance that such non-disclosure and confidentiality agreements will be sufficient to maintain the secrecy of the Company's proprietary technology. In addition, there can be no assurance that competitors will not develop this technology independently or otherwise obtain access to it. The success of the Company will depend on its ability to maintain confidentiality for its technology and upon third parties not developing similar or better technology.

       Several of the Company's competitors have obtained and can be expected to obtain patents that cover products or services directly or indirectly related to those offered by the Company. There can be no assurance that the Company is aware of all patents containing claims that may pose a risk of infringement by its products or services. In addition, patent applications are generally confidential until a patent is issued and, accordingly, the Company cannot evaluate the extent to which its products or services may infringe on future patent rights held by others. In general, if it were determined that any of the Company's products, services or planned enhancements (the "Offered Products") infringed valid patent rights held by others, the Company would be required to either: (i) cease marketing the Offered Products, (ii) obtain licenses to develop and market the Offered Products from the holders of the patents or (iii) redesign the Offered Products to avoid infringement. There can be no assurance that the Company would be able to obtain licenses on commercially reasonable terms, or that it would be able to design and incorporate alternative technologies, without a material adverse effect on its business.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

       Certain provisions of Delaware law and certain provisions of the Company's amended Certificate of Incorporation permitting the issuance of preferred stock, could make a merger, tender offer or proxy contest involving the Company more difficult, even if such events would be beneficial to the interests of the stockholders.

TECHNOLOGY ACQUISITION STRATEGY; STRATEGIC ALLIANCES

       The Company intends to consider selected strategic acquisitions of technologies that complement those of the Company. It may also enter into beneficial strategic alliances to pursue certain market opportunities. There can be no assurance, however, that the Company will be able to identify and acquire suitable technology on favorable terms, successfully integrate newly acquired technology with the Company's technology or create suitable strategic alliances.

                                  THE COMPANY

       The Company's principal offices are located at 14140 Midway Road, Suite 100, Dallas, Texas 75244, and its telephone number is (972) 726-1200.

                              SELLING STOCKHOLDERS

       The Company will not received any proceeds from the sales of Common Stock by the Selling Stockholders. While the Company will receive sums upon any exercise of the warrants by the Selling Stockholders, the Company has no specific plans for their application other than toward general corporate purposes.

       The Shares covered by this Prospectus may be offered by or for the account of the persons who purchased them in the private sales described below. The Shares covered by this Prospectus represent a portion of the Shares sold in the transactions described below which to the best of the Company's knowledge are still owned by the Selling Stockholders. Pursuant to the terms of certain Registration Rights Agreements, Subscription Agreements, and Warrants, certain of the Selling Stockholders were granted registration rights covering certain subsequent offers and sales of the shares of Common Stock which they purchased from the Company.

       This Prospectus covers sales of 71,419 shares of Common Stock held by an affiliate of the Company. These shares have been held by the affiliate for more than three years and were previously registered in registration statements filed with the Securities and Exchange Commission.

       This Prospectus covers sales of 1,116 shares of Common Stock held by a director of the Company. These shares were issued in December 1995 upon the exercise of warrants. The exercise price was $7.00 per share.

       This Prospectus covers sales of 15,000 shares of Common Stock of the Company reserved for issuance to certain outside directors of the Company upon exercise of warrants issued in February 1993. These warrants expire by their terms on February 19, 1998. The exercise price under each warrant is $7.76 per share of Common Stock.

       This Prospectus covers sales of 17,500 shares of Common Stock of the Company reserved for issuance to certain directors of the Company upon exercise of warrants issued in July 1993. These warrants expire by their terms on July 27, 1998. The exercise price under each warrant is $8.00 per share of Common Stock.

       This Prospectus covers sales of 91,250 shares of Common Stock of the Company reserved for issuance to certain officers of the Company upon exercise of warrants issued on February 1, 1994. These warrants expire by their terms on February 1, 2004. The exercise price under each warrant is $5.00 per share of Common Stock. In connection with the issuance of these warrants, 313,124 shares of Common Stock of the Company reserved for issuance to certain officers of the Company upon exercise of options previously issued were canceled in order to extend the exercise period for certain officers of the Company.

       This Prospectus also covers sales of 20,000 shares of Common Stock of the Company reserved for issuance to a certain officer of the Company, in recognition of his service to the Company simultaneous with his resigning as Chief Executive Officer of the Company, upon exercise of warrants issued from October 1991 to July 1993. These warrants expire from October 1997 to July 1998. On May 31, 1994, the Company's Board of Directors agreed to adjust the exercise price of these warrants with original exercise prices ranging from $7.00 to $13.00 per share to $4.00 per share.

       This Prospectus also covers sales of 142,500 shares of Common Stock issued and sold in privately negotiated transactions in March, 1994, to certain of the Selling Stockholders for a purchase price of $5.00 per share.

       This Prospectus also covers sales of 120,000 shares of Common Stock reserved for issuance to outside Directors of the Company upon exercise of warrants issued in October 1994. These warrants expire by their terms in October 1999. The exercise price under each warrant is $3.38 per share.

       This Prospectus also covers sales of 10,000 shares of Common Stock reserved for issuance to a consultant upon exercise of options issued in December 1994. These options expire by their terms in December 2004. The exercise price under each option if $3.00 per share.

       This Prospectus also covers sales of 5,000 shares of Common Stock reserved for issuance to a former employee and consultant for the Company upon exercise of options issued in July 1996. These options expire by their terms in July 2006. The exercise price under each option is $4.00 per share.

       This Prospectus also covers sales of 40,000 shares of Common Stock reserved for issuance to outside Directors of the Company upon exercise of warrants issued in August 1996. These warrants were granted pursuant to a director compensation plan discussed in 1995 and adopted in March 1996, and expire by their terms in August 2001. The exercise price under each warrant is $5.63 per share.

       This Prospectus also covers sales of 50,633 shares of Common Stock issued to an officer and director of the Company upon conversion of convertible debt originally issued to him by Industries and assumed by the Company in the Scott Merger. The conversion rate was $3.95 per share.

       This Prospectus also covers sales of 1,399,715 shares of Common Stock of the Company issued to Dialogic upon conversion of a convertible note originally issued by Industries and assumed by the Company in the Scott Merger. The conversion rate was $.92 per share.

       This Prospectus also covers sales of 189,919 shares of Common Stock issued to certain selling stockholders upon exercise of options originally issued by Industries and assumed by the Company in the Scott Merger. The exercise price was $2.70 per share.

       This Prospectus also covers sales of 291,002 shares of Common Stock of the Company reserved for issuance to certain consultants, former directors, and current directors upon the exercise of options, originally issued to them by Industries, from April 1992 to October 1993 and assumed by the Company in the Scott Merger. These options expire by their terms from April 2002 to October 2003. The exercise price under each option ranges from $1.15 to $1.53 per share.

       This Prospectus also covers sales of 99,964 shares of Common Stock of the Company reserved for issuance to certain consultants, former directors, and current directors upon the exercise of options, originally issued to them by VPC and assumed by the Company in the VPC Merger. These options expire by their terms on September 30, 1998. The exercise price under each option is $2.07 per share.

                         TABLE OF SELLING STOCKHOLDERS

                                                                            NUMBER OF
                                                                         SHARES ISSUABLE
                                                                          UPON EXERCISE           COMMON STOCK OWNERSHIP
                                                              COMMON      OF OPTIONS AND         ASSUMING EXERCISE OF ALL
                               MATERIAL                        STOCK          WARRANTS            OPTIONS AND WARRANTS (1)
                             RELATIONSHIP                     ------------------------------------------------------------
                              WITHIN THE                      NUMBER OF        NUMBER            NUMBER OF         PERCENT
     NAME OF                  LAST THREE                       SHARES            OF               SHARES              OF
SELLING STOCKHOLDER          YEARS, IF ANY                     OWNED           SHARES             OWNED             CLASS
-------------------          -------------                    ---------        -------           --------          -------
PETER J. FOSTER              PRESIDENT, CEO                    120,870         393,869           514,739            4.48%

NEAL J. ROBINSON             CHAIRMAN AND DIRECTOR             145,937         187,753           333,690            2.96%

MELVYN J. GOODMAN            DIRECTOR                          125,493          66,120           191,613            1.72%

JOHN B. TORKELSEN            DIRECTOR                          161,908          45,625           207,533            1.86%

STANLEY WESTREICH            DIRECTOR                          382,902          18,723           401,625            3.62%

RALPH HULBERT                FORMER DIRECTOR                       491          18,125            18,616            0.17%

SEYMOUR JOFFE                FORMER DIRECTOR                         0           4,375             4,375            0.04%

HENRY CARR                   FORMER VP ENGINEERING                   0           3,750             3,750            0.03%

E. RAY COTTEN                FORMER PRESIDENT & COO,             1,178          57,500            58,678            0.53%
                             FORMER DIRECTOR

MARVIN PRESTON IV            FORMER CHAIRMAN, CEO                  825          23,750            24,575            0.22%

EDMUND F. TAGG               FORMER VP ENGINEERING                   0           9,897             9,897            0.09%

MELANIE WATSON               FORMER CORP. SECRETARY,                 0          12,500            12,500            0.11%
                             FORMER CONTROLLER

ROBERT CRAMER, JR            FORMER DIRECTOR OF VPC            102,584          21,772           124,356            1.12%

A. STARKE TAYLOR, JR         FORMER DIRECTOR OF INDUSTRIES           0          22,855            22,855            0.21%

DIALOGIC CORPORATION         AFFILIATE                       1,399,715               0         1,399,715           12.62%

NEAL ROBINSON INVESTMENTS    AFFILIATE(3)                       63,308               0            63,307            0.57%

MELGOOD INVESTMENTS          AFFILIATE(4)                       63,307               0            63,306            0.57%

PHILGOOD INVESTMENTS         AFFILIATE(5)                      188,800               0           188,800            1.70%

PRINCETON VENTURE RESEARCH   AFFILIATE(6)                       49,598               0            49,598            0.45%


                                                                                  OWNERSHIP AFTER SALE,
                                                                                  ASSUMING OWNERS WERE
                                                              AMOUNT            TO ELECT TO SELL ALL SUCH
                               MATERIAL                      OFFERED (2)        SHARES OFFERED HEREBY (1)
                             RELATIONSHIP                    -------------------------------------------------
                              WITHIN THE                     NUMBER OF        NUMBER OF       PERCENT OF CLASS
     NAME OF                  LAST THREE                      SHARES           SHARES         IF GREATER THAN
SELLING STOCKHOLDER          YEARS, IF ANY                   OFFERED           OWNED               1.0%
-------------------          -----------------------         --------         ---------       ----------------
PETER J. FOSTER              PRESIDENT, CEO                   140,010          374,729             3.26%

NEAL J. ROBINSON             CHAIRMAN AND DIRECTOR            187,753          145,937             1.29%

MELVYN J. GOODMAN            DIRECTOR                          66,120          125,493             1.12%

JOHN B. TORKELSEN            DIRECTOR                         186,062           21,471            --

STANLEY WESTREICH            DIRECTOR                           4,354          397,271             3.58%

RALPH HULBERT                FORMER DIRECTOR                   18,125              491            --

SEYMOUR JOFFE                FORMER DIRECTOR                    4,375                0            --

HENRY CARR                   FORMER VP ENGINEERING              3,750                0            --

E. RAY COTTEN                FORMER PRESIDENT & COO,           57,500            1,178            --
                             FORMER DIRECTOR

MARVIN PRESTON IV            FORMER CHAIRMAN, CEO              23,750              825            --

EDMUND F. TAGG               FORMER VP ENGINEERING              9,897                0            --

MELANIE WATSON               FORMER CORP. SECRETARY,           12,500                0            --
                             FORMER CONTROLLER

ROBERT CRAMER, JR            FORMER DIRECTOR OF VPC            21,772          102,584            --

A. STARKE TAYLOR, JR         FORMER DIRECTOR OF INDUSTRIES     22,855                0            --

DIALOGIC CORPORATION         AFFILIATE                      1,399,715                0            --

NEAL ROBINSON INVESTMENTS    AFFILIATE(3)                      63,307                0            --

MELGOOD INVESTMENTS          AFFILIATE(4)                      63,306                0            --

PHILGOOD INVESTMENTS         AFFILIATE(5)                      63,306          125,494             1.13%

PRINCETON VENTURE RESEARCH   AFFILIATE(6)                      49,598                0            --



                         TABLE OF SELLING STOCKHOLDERS

                                                                            NUMBER OF
                                                                         SHARES ISSUABLE
                                                                          UPON EXERCISE           COMMON STOCK OWNERSHIP
                                                              COMMON      OF OPTIONS AND         ASSUMING EXERCISE OF ALL
                               MATERIAL                        STOCK          WARRANTS            OPTIONS AND WARRANTS (1)
                             RELATIONSHIP                     ------------------------------------------------------------
                              WITHIN THE                      NUMBER OF        NUMBER            NUMBER OF         PERCENT
     NAME OF                  LAST THREE                       SHARES            OF               SHARES              OF
SELLING STOCKHOLDER          YEARS, IF ANY                     OWNED           SHARES             OWNED             CLASS
-------------------          -------------                    ---------        -------           --------          -------
B&B ASSOCIATES                                                  55,284           4,354            59,638            0.54%

OTIS COSTON, JR                                                 27,733           4,354            32,087            0.29%

DON CROSBIE                                                          0          10,000            10,000            0.09%

MICHAEL FLYER                                                    1,867             435             2,302            0.02%

DANA HIRT                                                       87,091           4,354            91,445            0.82%

DANIEL HOWE                                                          0           2,177             2,177            0.02%

CLAUDIA LANDRES                                                 87,091           4,354            91,445            0.82%

TIM LANDRES                                                     87,091           4,354            91,445            0.82%

JACK LEWIS                                                           0             391               391            0.00%

ORONCO BAY VENTURES                                             28,011           6,531            34,542            0.31%

LARRY SETTLE                                                    29,318           4,354            33,672            0.30%

PAM TORKELSEN                                                   41,000               0            41,000            0.37%

ROSS TOWNE                                                           0           1,532             1,532            0.01%

VENTURE AMERICA FUND 3                                               0          22,251            22,251            0.20%

VENTURE AMERICA SERVICES                                        25,787           3,512            29,299            0.26%

ANTHONY WESTREICH                                               87,091           4,354            91,445            0.82%

LAUREN WESTREICH                                                87,091           4,354            91,445            0.82%

LESLIE WESTREICH                                                87,091           2,177            89,268            0.80%

ALISON ZANKEL                                                        0          58,125            58,125            0.52%
                                                             ---------       ---------         ---------
                                                             3,538,462       1,028,577         4,567,037
                                                             =========       =========         =========

                                                                                  OWNERSHIP AFTER SALE,
                                                                                  ASSUMING OWNERS WERE
                                                              AMOUNT            TO ELECT TO SELL ALL SUCH
                               MATERIAL                      OFFERED (2)        SHARES OFFERED HEREBY (1)
                             RELATIONSHIP                    -------------------------------------------------
                              WITHIN THE                     NUMBER OF        NUMBER OF       PERCENT OF CLASS
     NAME OF                  LAST THREE                      SHARES           SHARES         IF GREATER THAN
SELLING STOCKHOLDER          YEARS, IF ANY                   OFFERED           OWNED               1.0%
-------------------          -----------------------         --------         ---------       ----------------

B&B ASSOCIATES                                                  4,354           55,284            --

OTIS COSTON, JR                                                 4,354           27,733            --

DON CROSBIE                                                    10,000                0            --

MICHAEL FLYER                                                     435            1,867            --

DANA HIRT                                                       4,354           87,091            --

DANIEL HOWE                                                     2,177                0            --

CLAUDIA LANDRES                                                 4,354           87,091            --

TIM LANDRES                                                     4,354           87,091            --

JACK LEWIS                                                        391                0            --

ORONCO BAY VENTURES                                             6,531           28,011            --

LARRY SETTLE                                                    4,354           29,318            --

PAM TORKELSEN                                                  25,000           16,000            --

ROSS TOWNE                                                      1,532                0            --

VENTURE AMERICA FUND 3                                         22,251                0            --

VENTURE AMERICA SERVICES                                        3,512           25,787            --

ANTHONY WESTREICH                                               4,354           87,091            --

LAUREN WESTREICH                                                4,354           87,091            --

LESLIE WESTREICH                                                2,177           87,091            --

ALISON ZANKEL                                                  58,125                0            --
                                                            ---------        ---------
                                                            2,565,018        2,002,019
                                                            =========        =========


Selling Stockholders Table footnotes

(1) Shares issuable upon exercise of warrants include all anti-dilutive adjustments made as a result of the 1986, 1987, 1989, and 1994 private offerings and the 1988 Stockholder Rights Offering.

(2) The percent of class owned was calculated by taking the number of shares owned by the individual, plus the number of shares that would be owned by the individual assuming he elected to exercise all of his options and warrants, and dividing by the shares of Common Stock outstanding as of March 31, 1997 plus the number of shares that would be outstanding assuming the individual stockholder elected to exercise all of his options and warrants.

(3) Neal Robinson is the President and sole stockholder of Neal Robinson Investments.

(4)    Melvyn Goodman is the President and sole stockholder of Melgood
       Investments.

(5) Melvyn Goodman shares voting power with respect to shares held by Philgood Investments.

(6)    PVR is an affiliate of John B. Torkelsen.


                                 LEGAL OPINION

       The validity of the shares of Common Stock offered hereby has been passed upon by Crouch & Hallett, L.L.P., Dallas, Texas.


                                    EXPERTS

       The consolidated financial statements and schedules of the Company at December 31, 1996 and for each of the years in the two-year period ended December 31, 1996, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of BDO Seidman, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that BDO Seidman, LLP audits and reports upon consolidated financial statements and schedules of the Company issued at future dates, and consents to the use of their reports thereon, such financial statements and schedules also will be incorporated by reference herein in reliance upon their reports and said authority.

=============================================================================
        NO DEALER, SALES REPRESENTATIVE OR OTHER
 PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR
 TO MAKE ANY REPRESENTATION IN CONNECTION WITH
 THIS OFFERING OF SHARES OTHER THAN THOSE
 CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR
 MADE, SUCH INFORMATION OR REPRESENTATIONS MUST
 NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY
 THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY
 OTHER PERSON.  THIS PROSPECTUS DOES NOT
 CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF
 ANY OFFER TO BUY COMMON STOCK BY ANYONE IN ANY
 JURISDICTION IN WHICH SUCH AN OFFER OR
 SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE
 PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT
 QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT
 IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
 NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
 SALE MADE HEREUNDER SHALL, UNDER ANY
 CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE
 INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY
 DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                --------------------

                  TABLE OF CONTENTS
                                               Page
                                               ----
Risk Factors............................         4
 The Company.............................        7
 Selling Stockholders....................        8
 Plan of Distribution....................        1
 Legal Opinion...........................       12
 Experts.................................       12



                2,565,018 SHARES



                 VOICE CONTROL
                 SYSTEMS, INC.

                 COMMON STOCK


             --------------------

                  PROSPECTUS
                 JUNE   , 1997

             --------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

       The following expenses incurred in connection herewith will be paid by the Company.

Item                                                                   Amount(1)
----                                                                   ---------
SEC registration fee                                                   $  3,595
Legal fees and expenses                                                   5,500
Accounting fees                                                           2,500
                                                                       --------
    Total                                                              $ 11,595


________
(1)  All items other than SEC registration fee are estimated

Item 15.  Indemnification of Directors and Officers.

       Article VI of the registrant's Bylaws expressly directs the registrant to indemnify any director, officer, employee, or agent of the registrant or any person serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) to which such person is a party by virtue of such status if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of such action, suit or proceeding by judgment, order, settlement, conviction or upon a please of nolo contendere or its equivalent, will not create a presumption that such person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

       Article VI also provides that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in the registrant's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant; however, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the registrant unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the registrant.

       The Bylaws further provide that any indemnification shall be made only upon a determination that such indemnification is proper under the standards described above. Such determination shall be made (i) by a majority vote of a quorum of the Company's Board of Directors, or (ii) if such quorum is not obtainable, by a quorum of disinterested directors, or (iii) by independent legal counsel or (iv) by the stockholders. If successful, in whole or in part, on the merits of any action, a person shall be indemnified for expenses actually and reasonably incurred.

       Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the registrant, at any time or from time to time in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the registrant in Article VI of the Bylaws. The indemnification and advancement of expenses provided by or granted pursuant to Article VI shall not be deemed exclusive of any other rights to which those indemnified or those seeking advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

       The Certificate of Incorporation, as amended, of the registrant eliminates personal liability of directors to the fullest extent permitted by Delaware law.

Item 16.  Exhibits.

2.1 Agreement and Plan of Reorganization between Voice Control Systems, Inc. and Voice Processing Corporation dated July 16, 1996, (filed with the Securities and Exchange Commission on September 4, 1996 as Exhibit 2.1 to the Company's Registration Statement on Form S-3 dated September 4, 1996 Registration No. 333-11367, and amendment thereto filed on September 24, 1996, as Exhibit 2.1 to the Company's Amendment No. 1 to the Registration Statement on Form S-3 dated September 24, 1996, Registration No. 333-11367, and incorporated by reference herein).

2.2 Agreement and Plan of Reorganization between Scott Instruments Corporation and VCS Industries, Inc. dated April 11, 1994, as amended (filed with the Securities and Exchange Commission on April 11, 1994 as
       Exhibit 2.1 to the Company's Registration Statement on Form S-4 dated April 11, 1994, Registration No. 33-77658, and amendment thereto filed on June 1, 1994, as Exhibit 2.1a to the Company's Amendment No. 1 to the Registration Statement on Form S-4 dated June 1, 1994, Registration No. 33-77658, and amendment thereto filed on July 12, 1994, as Exhibit 2.1b to the Company's Amendment No. 2 to the Registration Statement on Form S-4 dated July 12, 1994, Registration No. 33-77658, and incorporated by reference herein).

3(i) Certificate of Incorporation of the Registrant, as amended (filed with the Securities and Exchange Commission on March 11, 1986, as Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1985, and amendment thereto filed on March 30, 1987, as
       Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1986, and amendments thereto filed July 8, 1993 as Exhibit 4.3 to Form S-8 Registration Statement of Scott, as further amended by the Certificate of Merger between Scott Instruments and VCS Industries, Inc., dated August 9, 1994 filed on March 23, 1995, as
       Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 and incorporated by reference herein).

3(ii) Bylaws of the Registrant (filed with the Securities and Exchange Commission on March 11, 1986, as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1985, and amendment thereto filed on March 30, 1987, as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1986, and amendment thereto filed on March 23, 1995, as
       Exhibit 3.2 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and incorporated by reference herein).

4.1 Specimen certificate representing shares of the Company's Common Stock, $0.01 par value (filed with the Securities and Exchange Commission on December 8, 1995 as Exhibit 4.1 to the Company's Registration Statement on Form SB-2 dated December 8, 1995, Registration No. 33-64835, and incorporated by reference herein).

5      Opinion of Crouch & Hallett, L.L.P. (1)

23.1   Consent of BDO Seidman, LLP (1)

23.2-  Consent of Crouch & Hallett, L.L.P. (included in opinion filed as
       Exhibit 5).

24     Power of Attorney (included on p. II-5).

(1)    Filed herewith.

Item 17.  Undertakings.

       (a) The registrant hereby undertakes (1) to file, during any period in which offers or sales are being made of the Shares registered hereby, a post-effective amendment to this Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and the State of Texas, on the 6th day of June, 1997.


                                   VOICE CONTROL SYSTEMS, INC.


                                   By: /s/ Peter J. Foster
                                       ----------------------------------------
                                       Peter J. Foster, President and
                                       Chief Executive Officer


                                POWER OF ATTORNEY

       Each of the undersigned hereby appoints Peter J. Foster and Kim S. Terry and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                     Signature                              Title                         Date
                     ---------                              -----                         ----
                 /s/ Neal J. Robinson               Chairman and Director             June 6, 1997
 -----------------------------------------------
                     Neal J. Robinson


                  /s/ Peter J. Foster               President (Chief Executive        June 6, 1997
 -----------------------------------------------    Officer) and Director
                      Peter J. Foster


                   /s/ Kim S. Terry                 Vice President-Finance and        June 6, 1997
 -----------------------------------------------    Corporate Secretary (Principal
                       Kim S. Terry                 Financial and Accounting
                                                    Officer)




                /s/  Melvyn J. Goodman             Director        June 6, 1997
 -----------------------------------------------
                     Melvyn J. Goodman


                                                   Director        June 6, 1997
 -----------------------------------------------
                     John Lucas-Tooth


                /s/   Merrill Solomon              Director        June 6, 1997
 -----------------------------------------------
                      Merrill Solomon


                /s/  John B. Torkelsen             Director        June 6, 1997
 -----------------------------------------------
                     John B. Torkelsen


                /s/  Stanley Westreich             Director        June 6, 1997
 -----------------------------------------------
                     Stanley Westreich

                              INDEX TO EXHIBITS



EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------

  5           Opinion of Crouch & Hallett, L.L.P.

 23.1         Consent of BDO Seidman, LLP